Exhibit 10.2


                               Muir, Crane, & Co.
                           Investor Relations Counsel


Mr. John Gott
Mr. Cap Briant
SLS International
3119 South Scenic Ave.
Springfield MO  65807 USA

Dear John and Cap,

During our recent conversations, you expressed an interest in developing a relationship with Muir, Crane & Co. which would provide SLS with strategic counsel with respect to financial communications as well as assistance in meeting your corporate finance objectives. The goal of this program is to generate greater visibility and support of SLS' stock.

Muir, Crane & Co. will implement an outreach program that initially targets the retail investment community and will arrange meetings with investment bankers that lead to additional rounds of financing.

It would be our pleasure to work with SLS International to achieve these goals.

MEETINGS W/INVESTMENT BANKERS & OTHER FUNDING SOURCES
-----------------------------------------------------
Muir, Crane & Co. will immediately begin arranging a series of introductory meetings with appropriate investment bankers and other sources of funding to secure additional funding. Arranging such meetings will occur concurrently with the completion of the Benchmark Survey and the White Paper/Corporate Profile. (See below)

As we discussed in a recent conversation, in our experience, we have the greatest success rate when we approach this type of project by sequentially incorporating the following components:

BENCHMARK RESEARCH / INDUSTRY FEEDBACK
--------------------------------------
These studies provide a window into the key issues surrounding the company and its industry niche. By discussing the SLS model with industry analysts and investment professionals, we get early reaction and perceptions of the business model. We will also discover valuable positioning information relating to the fact that SLS is not a well known entity and the distinguishing characteristics between SLS and other ultra high fidelity / high-tech consumer retail investments are available to the market.

As much as this study is a research tool allowing us to determine market acceptance/resistance, it is also a device that allows us to market the company to specific targets who invest in companies with similar fundamentals or to key opinion leaders in the trade, controlled circulation and business press that are important to your industry niche.

WHITE PAPER / CORPORATE PROFILE
-------------------------------
Similar in look and feel to a research report, but without estimates or recommendations, the white paper provides an overview of the market and an overview of the specific opportunity to be exploited by SLS. It provides great detail as to where SLS fits in to the opportunity, including financial models discussing ranges of expected revenues and a breakdown of various revenue steams, as well as outlining the eventual move into broadened product offerings. This document should also discuss the management team and any specific prior experience. This is a key component of a highly targeted telephone outreach program and direct communications campaign.

TRADE MEDIA / LIFESTYLE MEDIA / BUSINESS MEDIA
----------------------------------------------
News articles represent third party validation and provide the materials necessary to create "Buzz." Successful results from these contacts leads to reprints that can be redistributed by direct mail to brokers, analysts, and others within the financial community, as well as to other media contacts.

DIRECT MAIL
-----------
Incorporates staggered mailings of materials crafted to introduce SLS and to educate targeted audiences to the market opportunity of the company. Feedback from direct mail identifies qualified prospects for meetings. Materials include the following:

         1. Introduction Letter with return card
         2. White Paper with positioning cover letter and return card
         3. News article reprints

MEETINGS WITH MICRO-CAP INVESTORS
---------------------------------
Arranged as ether introductory one-on-one conference calls or as scheduled days of one-on-one or small group meetings with regional retail Broker / Dealers or Micro-cap money managers. Meetings are often scheduled to take advantage of pre-existing corporate travel plans. A typical day of meetings would include four to six meeting s at a cost of $3,000.00 per day.

COMPENSATION
------------

In consideration for the above referenced consulting and services, Muir, Crane & Co. will be compensated as follows:

         1. Monthly retainer of $4000.00 (April payment due and payable on May 1st, and the 1st of every month following.)
         2. 200,000 shares of Rule 144 stock; certificate for 100,000 shares to be delivered in 90 days.

The program will be reviewed each three months with respect to direction and intensity of activity. Appropriate adjustments to the program can therefore be made in a timely manner.

This program may be terminated by either party at the end of the first twelve months, beginning from the date of the program's inception.

Muir, Crane & Co. will also arrange meetings with investment bankers and/or other sources of capital for a success fee of two percent (2%) of the amount invested in the company. An introduction shall only result when a meeting occurs between the company and the investor introduced to the company by Muir, Crane & Co. Muir, Crane, & Co. will be due such fees even in the event of a termination of this agreement as long as the company is funded through the contact generated through Muir, Crane, & Co. Muir, Crane, & Co. agrees to disclose this paragraph to all potential investors.

In this relationship, Muir, Crane, & Co. agrees to comply fully with all securities regulations, industry guidelines, and applicable laws. Additionally, our firm shall maintain the confidentiality of all information of SLS not cleared by the company for public release.

SLS agrees to indemnify and hold harmless Muir, Crane, & Co.'s activities hereunder, SLS agrees to furnish Muir, Crane, & Co. with publicly disseminated written materials, including all reports under the proxy statements and other shareholder communication.

Irregular and incidental expenses incurred while engaging in investor relations activities on behalf of SLS shall be itemized and also invoiced at the beginning of each month hereafter and shall be due by the 15th of each month.

Muir, Crane, & Co. bills its clients the indirect expenses associated with its investor relations services, such as on-line research services, postage, telephone charges, etc. These typically average $100 to $250 per month. Any other charges will be pre-approved in writing by SLS before being incurred.

Should the terms outlined herein meet with your approval, please sign and enter the date as provided below. Please retain a copy for your files and express an original to us. Upon execution, please fax us a copy of this document so that we have official notification of engagement as well as authority to proceed on your behalf.

On behalf of the partners of Muir, Crane, & Co., I wish to thank you for your confidence in our firm. We look forward to working with you to achieve sustainable long-term and mutually beneficial goals.

         Respectfully Submitted,                     Accepted for
         Muir, Crane, & Co.                          SLS International



         /s/Bryan G. Crane                           /s/ John Gott
         ---------------------                       --------------------
         Partner                                     President
                                                     4/02/02
         BGC/cc